UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2019

Hercules Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2019, Hercules Capital, Inc. (the “Company”), through a special purpose wholly-owned subsidiary, Hercules Funding IV LLC (“Hercules Funding IV”), as borrower, entered into the Loan and Security Agreement (the “Union Bank Credit Facility”) with MUFG Union Bank, N.A. (“Union Bank”), as the arranger and administrative agent, and the lenders party thereto from time to time.

Under the Union Bank Credit Facility, the lenders have made commitments of $200.0 million. The Union Bank Credit Facility contains an uncommitted accordion feature, in which the Company can increase the credit line up to an aggregate of $300.0 million, funded by existing or additional lenders and with the agreement of Union Bank and subject to other customary conditions. Borrowings under the Union Bank Credit Facility will generally bear interest at either (i) if such borrowing is a base rate loan, a base rate per annum equal to the federal funds rate plus 0.50%, LIBOR plus 1.00% or Union Bank’s prime rate, in each case, plus a margin of 1.70% or (ii) if such borrowing is a LIBOR loan, a rate per annum equal to LIBOR plus 2.70%, and the Union Bank Credit Facility will generally have an advance rate of 55% against eligible debt investments. The Union Bank Credit Facility is secured by all of the assets of Hercules Funding IV. The Union Bank Credit Facility requires payment of a non-use fee during the revolving credit availability period of 0.50% on the difference between the average monthly outstanding balance under the facility relative to the maximum amount of commitments at such time. The Company paid customary syndication and upfront fees in connection with the Union Bank Credit Facility of approximately $1.6 million.

The Union Bank Credit Facility also includes various financial and other covenants applicable to the Company and the Company’s subsidiaries, in addition to those applicable to Hercules Funding IV, including covenants relating to certain changes of control of the Company and Hercules Funding IV. Among other things, these covenants also require the Company to maintain certain financial ratios, including a maximum debt to worth ratio, minimum interest coverage ratio, minimum portfolio funding liquidity, and a minimum tangible net worth in an amount that is in excess of $700.0 million plus 90% of the cumulative amount of equity raised after December 31, 2018. The Union Bank Credit Facility provides for customary events of default, including with respect to payment defaults, breach of representations and covenants, servicer defaults, certain key person provisions, cross default provisions to certain other debt, lien and judgment limitations, and bankruptcy.

The Union Bank Credit Facility matures on February 20, 2022, plus a 12-month amortization period, unless sooner terminated in accordance with its terms.

The foregoing description of the Union Bank Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements attached hereto as Exhibit 10.1 and Exhibit 10.2.

In connection with the Union Bank Credit Facility, the Company and Hercules Funding IV also entered into the Sale and Servicing Agreement, dated as of February 20, 2019 (“the Sale Agreement”), by and among Hercules Funding IV, as borrower, the Company, as originator and servicer, and Union Bank, as agent. Under the Sale Agreement, the Company agrees to (i) sell or transfer certain loans to Hercules Funding IV under the Union Bank Credit Facility and (ii) act as servicer for the loans sold or transferred thereunder. The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements attached hereto as Exhibit 10.1 and Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1

Loan and Security Agreement, dated as of February 20, 2019, by and among Hercules Funding IV LLC, as borrower, MUFG Union Bank, N.A., as the arranger and administrative agent, and the lenders party thereto from time to time.

10.2	Sale and Servicing Agreement, dated as of February 20, 2019, by and among Hercules Funding IV LLC, as borrower, Hercules Capital, Inc., as originator and servicer, and MUFG Union Bank, N.A., as agent.

99.1	Press Release dated February 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES CAPITAL, INC.

February 21, 2019	By:	/s/ Melanie Grace
Melanie Grace General Counsel and Secretary